Exhibit 10.4

Building Lease Agreement

(Hachioji Azumacho Center Building)

September 8, 2011

Lessor: Jones Lang Lasalle K.K.

Lessee: NeoPhotonics Japan Godo Kaisha

Terms of Lease

(1)		Lessor	Jones Lang LaSalle K.K.
(2)		Lessee	NeoPhotonics Japan Godo Kaisha
(3)	Building	Name	Hachioji Azumacho Center Building
		Location (residence indication)	9-8, Azumacho, Hachioji-shi, Tokyo
		Structure, Size	Steel-reinforced concrete structure with nine stories above ground and a single-story penthouse
		Gross Floor Area	4,200.59 m2
(4)	Leased Room		Floor area (calculated based on the center line of wall)
		9th floor	164.07 m2

		Total	164.07 m2
(5)		Purpose of Use	Office (Design/ appraisal of parts for optical communication)
(6)			Floor	Main charge	Consumption tax	Sub total
		Rent (per month)	9th floor	JPY283,677	JPY14,183	JPY297,860
		Common Service Fee (per month)	9th floor	JPY187,860	JPY9,393	JPY197,253
			Total	JPY471,537	JPY23,576	JPY495,113
(7)		Security Deposit (12 months’ rent)	Floor
			9th floor	JPY3,404,124
			Total	JPY3,404,124
(8)		Lease Period	9th floor	From September 11, 2011 to September 10, 2013
(9)		Rent/Common Service Fee charged from	Rent: December 11, 2011 Common Service Fee: September 11, 2011
(10)		Special Provisions

(Special Provision 1)

Notwithstanding Article 5 Paragraph 1 of this Agreement, the Lessor shall exempt the Lessee from the payment of rent for the following period:

From September 11, 2011 to December 10, 2011

(Special Provision 2)

If the Lessee has terminated this Agreement prior to the expiration of the initial Lease Period set forth in Item (8) of the Terms of Lease pursuant to Article 4 of this Agreement or if the Lessor has cancelled this Agreement prior to the expiration of such period pursuant to Article 15 of this Agreement, the Lessee shall, in addition to the early termination charge set forth in Article 4 Paragraph 3 of this Agreement or the penal charge set forth in Article 15 Paragraph 3 of this Agreement, pay JPY851,031 (which is equal to the rent for the period from September 11, 2011 to December 10, 2011) and an amount equal to consumption tax thereon calculated at the rate applicable during such period to the Lessor. Such payments are not scheduled to be paid as damages and shall not limit the Lessor’s claim for damages from the Lessee.

(Special Provision 3)

Article 7 of this Agreement shall be changed to the following.

1.      The Lessor and the Lessee may revise the rent upon mutual discussion and agreement when renewing the rent.

2.      Even during the Lease Period, for cases when: economic circumstances fluctuate; public dues and taxes, various costs and other burden increase/decrease; or the rent becomes significantly inappropriate compared to those of neighboring buildings, the Lessor and the Lessee may revise the rent upon mutual discussion and agreement.

(Special Provision 4)

Notwithstanding provisions of Article 8, Paragraph 5 of this Agreement, the limit for making up shortfall in amount of security deposit shall be 2 weeks or less.

(Special Provision 5)

Proviso of Article 10 of this Agreement shall be changed to the following.

The Lessee is prohibited from doing the following acts; provided, however, that this shall not apply to Items (1) through (4) if the Lessee has obtained the Lessor’s written approval in advance.

Furthermore, with respect to following (2), when the Lessor’s advance approval is not obtained, but the Lessor approves after-the-fact, the Lessee’s breach of obligations shall be cured retroactively.

(Special Provision 6)

When this Agreement is terminated pursuant to Article 16 of this Agreement, notwithstanding provisions of Article 17 of this Agreement, the Lessee’s restoration obligations shall be exempted.

(Special Provision 7)

Article 27 of this Agreement shall not apply.

End

Building Lease Agreement

The lessor Jones Lang LaSalle K.K. (hereinafter referred to as the “Lessor”) and the lessee NeoPhotonics Japan Godo Kaisha (hereinafter referred to as the “Lessee”) hereby enter into this building lease agreement (hereinafter referred to as the “Agreement”) as follows in connection with the Lessor’s leasing the leased room specified in Item (4) of the above terms of lease (hereinafter referred to as the “Terms of Lease”) to the Lessee. The Lessor and the Lessee acknowledge that this Agreement is entered into as a sublease agreement under the building lease agreement (Master Lease Agreement) between AIG Edison Life Insurance Company as the owner of the building (hereinafter referred to as the “Owner”) and the Lessor.

Article 1.    Leased Room

The room leased under this Agreement shall be the leased room (hereinafter referred to as the “Leased Room”) specified in Item (4) of the Terms of Lease in the building (hereinafter referred to as the “Building”) specified in Item (3) of the Terms of Lease, which shall be as shown in the attached drawing.

Article 2.    Purpose of Use

The Lessee shall use the Leased Room only for the purpose of use specified in Item (5) of the Terms of Lease and shall not use the Leased Room for any other purposes; provided, however, that this shall not apply if the Lessee has obtained the prior written approval of the Lessor.

Article 3.    Lease Period

1.	The lease period (hereinafter referred to as the “Lease Period”) under this Agreement shall be as set forth in Item (8) of the Terms of Lease.

2.	This Agreement shall be renewed for two (2) years from the day immediately following the day on which the Lease Period expires, if neither the Lessor nor Lessee proposes the other party otherwise in writing at least six (6) months prior to the expiration of the Lease Period, and the same shall apply thereafter.

Article 4.    Termination

1.	The Lessee may terminate this Agreement during the Lease Period by giving a written notice of termination to the Lessor at least six (6) months prior to the termination date specified in such notice.

2.	The Lessee shall not change the termination date under the preceding paragraph without the written approval of the Lessor.

3.	The Lessee may terminate this Agreement immediately by paying an amount equal to the six (6)months’ rent and common service fee to the Lessor in lieu of the termination notice under Paragraph 1.

4.	If the Lessee terminates this Agreement during the period between the execution date of this Agreement and the commencement date of the Lease Period specified in Item (8) of the

Terms of Lease, the Lessee shall pay an amount equal to the six (6) months’ rent and common service fee to the Lessor; provided, however, that such payment shall not impair the Lessor’s claim for damages from the Lessee.

Article 5.    Rent, Common Service Fee

1.

The amount of rent and common service fee shall be as set forth in Item (6) of the Terms of Lease, which shall be paid by the Lessee by the twenty-fifth (25th) day (if such day is a bank holiday, the immediately preceding business day) of every month as the rent and common service fee for the following month by way of wire transfer to a bank account separately designated by the Lessor. The Lessee shall bear the bank charges for such payment.

2.	The common service fee referred to in the preceding paragraph shall include costs and expenses for services provided by the Lessor and for the maintenance and management of the common use area of the Building.

3.	Rent and common service fee for a period that is less than one (1) month shall be calculated on a pro rata basis based on a month of thirty (30) days and the actual number of days elapsed.

4.	The Lessee shall pay consumption tax and local consumption tax (hereinafter referred to as the “Amount Equal to Consumption Tax”; if the consumption tax rate is amended, the amended rate shall apply) imposed on the rent and common service fee to the Lessor pursuant to paragraph 1.

5.	The Lessor omits issuing the receipts.

6.	The rent and common service fee shall accrue from the respective date specified in Item (9) of the Terms of Lease.

Article 6.    Costs and Expenses other than Rent and Common Service Fee

The Lessee shall, in addition to those set forth in the preceding article, bear the following costs and expenses and pay to the Lessor together with the rent and common service fee set forth in Paragraph 1of the preceding article upon request of the Lessor:

(1)	heating and cooling cost, air-conditioning cost, waste disposal cost, and cost for electricity, gas and water supply and sewerage systems arising in connection with the Lessee’s use of the Leased Room;

(2)	cost for cleaning and caring the Leased Room (including fixtures, facilities and equipment of the Lessee);

(3)	cost for replacement of lamp bulbs of the lighting equipment in the Leased Room;

(4)	cost for deratization and pest control in the Leased Room;

(5)	public dues and taxes imposed on the fixtures or facilities, etc. newly installed, added or altered by the Lessee (under the name of itself or otherwise); and

(6)	other fees and costs that are to be borne by the Lessee.

Article 7.    Change of Rent

1.	The Lessor and the Lessee may revise the rent at the time of renewal of this Agreement upon discussion between the Lessor and the Lessee.

2.	The Lessor and the Lessee may also revise the rent upon discussion during the Lease Period if the rent becomes significantly unreasonable as a result of any change in the economic conditions, increase/decrease of pubic dues and taxes, costs and expenses or other charges, or when compared with the rent of neighboring buildings.

Article 8.    Security Deposit

1.	The Lessee shall deposit the amount specified in Item (7) of the Terms of Lease to the Lessor as security deposit simultaneously with the execution of this Agreement.

2.	The security deposit shall not accrue interest.

3.	So long as this Agreement remains effective, the Lessee shall not claim setoff of the security deposit against the rent or any other obligations owing to the Lessor.

4.	If the Lessee has delayed payment of the rent or otherwise failed to perform any of its obligations hereunder or under other contracts, etc. entered into in connection with this Agreement or has any liability for damages hereunder or thereunder, the Lessor may apply all or part of security deposit to the payment or performance thereof.

5.	If the Lessor has applied security deposit to the obligations of the Lessee pursuant to the preceding paragraph, the Lessee shall pay an amount equal to the shortfall of the security deposit to the Lessor to make up such shortfall within one (1) week after the Lessee’s receipt of the notice of such application.

6.	If, upon termination of this Agreement, any security deposit remains after the complete vacation of the Leased Room by the Lessee and application of security deposit to all the obligations held by the Lessee to the Lessor, the Lessor shall refund such remaining security deposit to the Lessee within three (3) months after the vacation. The Lessee shall not claim setoff of security deposit against the rent or any other obligations owing to the Lessor until such remaining amount is fixed.

7.	If the rent is revised under the preceding article, the Lessee shall pay additional security deposit to the Lessor in an amount equal to the increased amount or the Lessor shall refund security deposit in an amount equal to the reduced amount to the Lessee.

Article 9.    Default Interest

If the Lessee has delayed payment of rent or other obligation hereunder, the Lessor may charge default interest at the rate of fourteen percent (14%) per annum (calculated on a pro rate basis); provided, however, that payment of such default interest shall not exempt the Lessee from the Lessor’s exercising the right to cancel this Agreement.

Article 10.    Prohibited Matters

The Lessee is prohibited from doing the following acts; provided, however, that this shall not apply to Items (1) through (4) if the Lessee has obtained the Lessor’s written approval in advance:

(1)	to assign, establish security interest on or otherwise dispose of the leasehold right to the Leased Room, claim related to security deposit or any and all other rights hereunder, for a third party;

(2)	to have all the rights hereunder comprehensively succeeded to by a party other than the Lessee, whether by way of business assignment, merger, company split or otherwise, or to approve assignment of the Lessee’s stock by its major shareholder (only those which gives rise to a change of control over the Lessee);

(3)	to sublease all or part of the Leased Room to a third party or make it available to a third party’s use;

(4)	to allow a third party to live in the Leased Room or to present a name of resident other than the Lessee;

(5)	to use or allow to use the Building as domicile or office of a member of an organized crime group (boryokudan) or a group which collectively or repeatedly encourage illegal act (hereinafter referred to as “Organized Crime Group and Other Illegal Group”);

(6)	to sleep or lodge in the Leased Room;

(7)	to do an act that would trouble other lessees or any other act that would damage the building in which the Leased Room is located;

(8)	to bring or store dangerous articles that would trigger a fire or explosion into the Leased Room;

(9)	to do any act that is in breach of the Fire Service Act or other applicable laws and regulations;

(10)	to do any act that is in breach of the management rules separately set forth by the Lessor or other act that is separately prohibited by the Lessor; or

(11)	to do any other act that would damage the trust relationship with the Lessor.

Article 11.    Due Care Obligation

The Lessee shall use the Leased Rom and the common use area with the care of a good faith manager.

Article 12.    Acts Requiring Approval of Lessor

1.	The Lessee shall obtain the prior written approval of the Lessor when it conducts any of the following acts on the Leased Room or the Building:

(1)	to newly install, add, remove, remodel or make over partitions, fittings or other fixtures;

(2)	to newly install, add or remodel facilities of electricity, feed-water and drainage, sanitation and hygiene, gas, telephone or cable broadcasting, etc.;

(3)	to show or present trade name or trademark, etc. on the entrance door, wall, window glass or shutter, etc.;

(4)	to install a safe or bring and install any other heavy load;

(5)	to replace the entrance door key; or

(6)	to install a sign or advertising facilities.

2.	Any installation or other work incidental to any of the items in the preceding paragraph shall be generally conducted by the Lessor or a contractor designated by the Lessor and the cost of such installation or other work shall be borne by the Lessee. The Lessee shall promptly pay the cost for such work upon request of the Lessor.

3.	Even if the Lessor has approved the work under Paragraph 1 and such work is to be conducted by the Lessor or a contractor designated by the Lessor, the Lessee shall be responsible to ensure that the specification of such work complies with the Building Standards Act, Fire Service Act or other applicable laws and regulations (hereinafter referred to as “Applicable Laws”), and if the specification of the work is in breach of any Applicable Law, the Lessee shall promptly take necessary steps including renovation so that the specification complies with Applicable Laws at the cost and responsibility of the Lessee. If such breach has caused any damage or cost to the Lessor or any other third party, the Lessee shall indemnify such damages, etc. in full.

Article 13.    Repair

1.	If the Leased Room or any fixture or facilities owned or managed by the Lessor is damaged or is in failure and requires or is likely to require to be repaired, the Lessee shall promptly notify the Lessor to that effect.

2.	If the Lessor has determined necessary upon notice of the Lessee under the preceding paragraph, the Lessor shall conduct necessary repair at the cost of the Lessor; provided, however, that repainting of ceiling or wall of the Leased Room, replacement of floor of the Leased Room, other small repair necessary for the maintenance of accessory facilities, repair that becomes necessary due to willful misconduct or negligence of the Lessee or its related person, and repair of fixtures or facilities owned by the Lessee shall be conducted at the cost of the Lessee.

3.	Even if the repair under the preceding paragraph is conducted at the cost and responsibility of the Lessee, the Lessee shall obtain the prior written approval of the Lessor regarding the method of the repair and the contractor.

4.	The Lessee shall cooperate with the Lessor in conducting works including repairing, altering, improving or maintaining the Leased Room, common use area or facilities, etc. The Lessor shall not be liable for the damages, etc. arising from the suspension of use of common use area, limited use of the Leased Room and common use area or service degradation caused by such works.

Article 14.    Liability for Damages

If willful misconduct or negligence of the Lessee or its agent, employee, contractor, visitor or other related person, or breach by the Lessee of this Agreement or any other agreement entered into incidentally to this Agreement has caused any damage to the Lessor, other lessee or a third party, the Lessee shall promptly report the same to the Lessor and immediately compensate the damage in full at its cost by way of restoration to the original state or otherwise.

Article 15.    Cancellation of Agreement

1.	If the Lessee falls under the following Items (1) through (6), the Lessor may cancel this Agreement without any notice of demand, and if the Lessee falls under Item (7), the Lessor may cancel this Agreement when no improvement is seen within one (1) month from written notice from the Lessor, in which case the Lessee shall immediately vacate the Leased Room:

(1)	the rent or other obligation of the Lessee is overdue for two (2) months or longer, or it delayed payment for two (2) times;

(2)	it becomes subject to provisional attachment, provisional disposition, compulsory execution, tax delinquency disposition or suspension of bank transactions, etc.;

(3)	petition is made for commencement of proceeding for suspension of payment, dissolution, bankruptcy, civil rehabilitation, corporate reorganization or other similar proceedings;

(4)	an event has occurred that significantly deteriorates its credit, or it acts contrary to the public order and morals;

(5)	it is absent or is not in contact for one (1) month or longer without notice to the Lessor;

(6)	there is any false statement in the application form for moving-in related to this Agreement, it has omitted to notify material facts when moving in, or it turns out to the Lessor that the Lessee has moved in by fraudulent means; or

(7)	it has breached any of the provisions of this Agreement or any agreement entered into incidentally to this Agreement.

2.	If the Lessee falls under any of the following items, the Lessor may cancel this Agreement without any notice of demand, in which case the Lessee shall immediately vacate the Leased Room and the Lessor may suspend the electricity or water supply, etc., replace keys of the Leased Room or otherwise prohibit the use of the Leased Room without the prior acknowledgement of the Lessee:

(1)	it turns out that the Lessee or its employee, officer or other member is a member, associate member or related person (hereinafter collectively referred to as “Member”) of an Organized Crime Group and Other Illegal Group;

(2)	it presents a name plate, name, sign, emblem or paper lantern that implies an Organized Crime Group and Other Illegal Group in or out of the Leased Room (including common use area);

(3)	it allows Members of an Organized Crime Group and Other Illegal Group to live in the Leased Room or to repeatedly access the Leased Room;

(4)	the Lessee or its employee, officer, other member or related person has committed a crime of violence, injury, assault, extortion, damage to property, duress, assembling with offensive weapons, gambling, prostitution, drug, illegal possession of guns or similar crime in or around the Building; or

(5)	the Lessee, its employee, officer, other member or related person causes sense of anxiety or discomfort, or trouble to the other residents or manager of the Building, those going in and out of the Building or the neighborhood residents by rude attitude or behavior by back of its force in or around the Building.

3.	If this Agreement is cancelled pursuant to either of the preceding two (2) paragraphs, the Lessee shall pay the six (6) months’ rent and common service fee to the Lessor; provided, however, that such payment shall not limit or reduce the damages to be claimed by the Lessor from the Lessee.

Article 16.    Automatic Termination of Agreement

If all or part of the Building is lost or damaged due to any force majeure such as natural disaster or other event that is not attributable to the Lessor, or the Leased Room becomes no longer available for use due to the dilapidation of the Building, this Agreement shall automatically terminate. The Lessor shall not be held liable for any damages suffered by the Lessee due to such termination and the Lessee may not claim any money or other demand of whatever name from the Lessor.

Article 17.    Restoration Obligation

1.	Upon termination of this Agreement, the Lessee shall, at its cost, remove all the fixtures and facilities newly installed, added or altered at the cost of the Lessee and equipment owned by the Lessee (hereinafter in this article referred to as “Fixtures”), and also dismantle, at its cost, Fixtures newly installed, added or altered by the Lessor at the request of the Lessee, if so requested by the Lessor, to restore the Leased Room to the original status and vacate the Leased Room to the Lessor upon termination of this Agreement. For the purpose of this article, restoration of the Leased Room shall mean the satisfaction of the Restoration Standards attached as Attachment 1. The restoration works shall be generally ordered to the Lessor or a contractor designated by the Lessor.

2.	If the Lessee does not restore the Leased Room to the original status despite the termination of this Agreement, the Lessor itself may remove Fixtures, restore defacement, damage, failure and other wear caused by the use by the Lessee, restore the Leased Room to the original state and then request the costs and expenses incurred therefor from the Lessee.

3.	If any Fixtures remain in the Leased Room or Building after the termination of this Agreement and vacation of the Leased Room by the Lessee, the Lessor may deem that the Lessee has abandoned the ownership of such Fixtures and dispose of such Fixtures at its option, and then request the costs and expenses incurred therefor from the Lessee.

4.	The Lessee shall not request the redemption of costs and expenses incurred in connection with the Leased Room, fixtures or facilities, etc. in whatever item or name, compensation for transfer, compensation for forced removal, or key money in vacating the Leased Room, nor request the Lessor to purchase any Fixtures installed at the cost of the Lessee in the Leased Room.

Article 18.    Usage Fee up to Complete Vacation

If the Lessee has failed to vacate the Leased Room concurrently upon termination of this Agreement, the Lessee shall pay penalty in an amount equal to double the rent and common service fee for the period commencing on the day immediately following the termination of this Agreement to the complete vacation, Amount Equal to Consumption Tax thereon, and an amount equal to the cost and expenses payable by the Lessee (hereinafter collectively referred to as “Penalty”) to the Lessor and in addition compensate the Lessor for any damages suffered by the Lessor due to the delayed vacation. If the Lessee has vacated or moved out of the Leased Room without performing the restoration obligation or obligation to remove fixtures and facilities, etc. as set forth in Article 17, the Lessee shall, in addition to the costs and expenses set forth in Article 17 Paragraphs 1 through 3, pay Penalty for the period necessary for the restoration work, etc. to the Lessor.

Article 19.    Building Management

The Lessor may delegate or have the Owner delegate the building management work of the Building to a third party (hereinafter referred to as the “Building Manager”). The building management work shall consist of:

(1)	operation, checking and ordinary maintenance of facilities of electricity, air-conditioner, water supply, sanitation and hygiene, fire prevention, elevator, car parking and other ancillary facilities;

(2)	cleaning and hygiene control;

(3)	prevention of fire, theft and other disaster, and security;

(4)	management of outdoor facilities and plants;

(5)	maintenance and preservation of the main structure, facilities and Fixtures of the Building, and management of works for repairing, remodeling, renewal, additional construction, expansion construction and repainting, etc. thereof;

(6)	collection of utility costs, etc. and payment of such costs to the supply companies;

(7)	planning, examination and development of schedule for the maintenance and preservation; and

(8)	making application, report and filing with competent authorities.

Article 20.    Onsite Inspection of Leased Room by Lessor

1.	The Lessor, Building Manager or a person designated by the Lessor may enter into the Leased Room to inspect the Leased Room and take such necessary steps as may be necessary upon prior notice to the Lessee when it is necessary to do so for the maintenance and management of the Building or Leased Room; provided, however, that if the Lessor, Building Manager or a person designated the Lessor is not able to give the prior notice in an event of emergency or an extraordinary situation, it shall notify the same to the Lessee promptly thereafter.

2.	In the case of the preceding paragraph, the Lessee shall cooperate in the Lessor’s taking necessary steps.

Article 21.    Compliance with Rules of Building

The Lessee shall, not only comply with the rules of the building and other rules designated by the Lessor, but also cause its employees and contractors to comply with such rules.

Article 22.    Disclaimer

1.	Unless there is any willful misconduct or gross negligence of the Lessor, the Lessor shall not be liable for any damages suffered by the Lessee due to, not only force majeure but also fire, wind and flood damage, theft, riot, or damage or failure of building, facilities of electricity, gas, water supply, air-conditioner, elevator and car parking, etc.

2.	The preceding paragraph shall also apply to the cases of temporary restriction of the use of the Leased Room by administrative order or legal restriction.

Article 23.    Notice Obligation

The Lessee shall notify the Lessor in writing (in the case of Item (1), a document certifying the change needs to be attached to such written notice) without delay when it falls under any of the following items:

(1)	change in the matters described on the certificate of current status or certified copy of residence registry which has been delivered by the Lessee to the Lessor prior to the execution of this Agreement (as for the certificate of current status, address, trade name, representative, business purposes, capital amount and other commercial matters of the Lessee to be registered, and as for the certified copy of residence registry, address, name and other matters describing personal status), registered seal of the Lessee or nature or type of business described on the application form for moving-in; or

(2)	the Lessee’s absence for one (1) month or longer during the Lease Period.

Article 24.    Change of Name of Building

The Lessee shall acknowledge in advance that the name of the Building may be changed in the future and shall not request any money in whatever name in connection with the change of the name of the Building.

Article 25.    Succession of Title of Lessor

If the building lease agreement (Master Lease Agreement) entered into between the Lessor and the Owner has terminated, the Lessor shall cause the Owner or new lessor to succeed to the title of lessor (including the obligation to refund security deposit) under this Agreement and the Lessee shall acknowledge such title transfer of lessor (including submission of the letter of acknowledgement).

Article 26.    Handling of Personal Information

1.

The Lessee and the joint guarantor of the Lessee hereunder (if any) (hereinafter, if such joint guarantor exists, it is referred to as “Joint Guarantor”) acknowledge that this Agreement and the matters related to the management and operation of the Building (including address, name, contents of contract, status of performance of contract and other information, hereinafter referred to as “Information”) regarding the Lessee, Joint Guarantor and the person to be the resident, etc. may be used jointly by the owner of the Building (including the trust bank and trust company being the trustee, hereinafter referred to as “Owner of

Building”), trust beneficiary, person entitled to lease out, Manager and those delegated by any of such persons (each including successor or person succeeding to the title of such persons, respectively) to the extent they need to do so in order to carry out the respective administrative works.

2.	The Lessee and Joint Guarantor hereby consent that, if either of the following items is relevant, Information may be provided to a third party after having such third party subject to the confidentiality obligation to the extent necessary for achieving the purposes set forth in such item:

(1)	to disclose Information to a person who has actually acquired or intends to acquire the Building or beneficial interest related thereto, or actually made or intends to make contributions or financing in connection therewith upon delegation or permission of the Building Owner or trust beneficiary for the purpose of evaluating the value of the Building or related beneficial interest or conducting other examination or review; or

(2)	to disclose Information to a person who intends to succeed to the ownership of or right to lease out the Building for the purpose of appropriate succession of this Agreement and the management and operation of the Building, upon cancellation of the trust agreement related to the Building, transfer of ownership or transfer of title of the lessor, etc.

3.	The Lessor (Jones Lang LaSalle K.K. located at 5-7, Sanban-cho, Chiyoda-ku, Tokyo) shall be the contact or manager for the matters related to the joint use and purpose of use under this article; provided, however, that the Lessee and Joint Guarantor shall consent in advance that if the Lessor has its title under this Agreement succeeded by any other person, such person succeeding the title or a person designated by the Lessor shall succeed to the title of contact and manager.

Article 27.    Joint Guarantor

1.	The Joint Guarantor shall be liable to perform all the obligations of the Lessee to the Lessor under this Agreement (including renewal and amendment thereto) jointly with the Lessee.

2.	The Lessee and Joint Guarantor shall notify the Lessor in writing without delay of any change in the matters described on the certificate of current status or certified copy of residence registry which has been delivered by the Joint Guarantor to the Lessor prior to the execution of this Agreement (as for the certificate of current status, address, trade name, representative, business purposes, capital amount and other commercial matters of the Joint Guarantor to be registered, and as for the certified copy of residence registry, address, name and other matters describing personal status), registered seal of the Joint Guarantor or nature or type of business described on the application form for moving-in, together with a document certifying the change attached to such written notice.

3.	If the Joint Guarantor falls under Article 15 Paragraph 1 Item 2, Item 3 or each item of Article 15 Paragraph 2, if it turns out that there is any false statement in the matters set forth in Paragraph 2 of this article that have been filed by the Joint Guarantor to the Lessor, or if the Joint Guarantor otherwise loses its qualification as a joint guarantor authorized by the Lessor, the Lessee shall immediately elect another joint guarantor for approval of the Lessor.

Article 28.    Agreed Jurisdiction

Any dispute arising between the Lessor and the Lessee or between the Lessor and the Joint Guarantor in connection with this Agreement shall be subject to the agreed exclusive jurisdiction of the Tokyo District Court for the first instance.

Article 29.    Governing Law, Language

This Agreement shall be governed by the laws of Japan. Any translation of this Agreement into a language other than Japanese shall be prepared only for the convenience to the Lessee or Joint Guarantor’s understanding, and even if there is any discrepancy between this Agreement and the translation thereof, such translation shall not have the effect of modifying or amending the provisions of this Agreement.

Article 30.    Principle of Faith and Trust

Any doubt in the interpretation of the provisions of this Agreement or any matter not covered by this Agreement shall be settled upon discussion between the Lessor and the Lessee in accordance with the related laws and regulations and business practice in good faith and trust.

Article 31.    Special Provision

Each party to this Agreement shall acknowledge that notwithstanding anything in this Agreement, the special provision set forth in Item (10) of the Terms of Lease shall supersede.

End.

IN WITNESS WHEREOF, this Agreement has been executed in duplicate and the Lessor and the Lessee shall retain one (1) copy hereof upon signing and sealing below.

September 8, 2011

Lessor:	5-7, Sanban-cho, Chiyoda-ku, Tokyo
Jones Lang LaSalle K.K.
/s/ Mikio Nakayama
Manager
(Company seal)

Lessee:	c/o TA Lawyers, Shiroyama Trust Tower, 15th Floor, 4-3-1 Toranomon,
Minato-ku, Tokyo
NeoPhotonics Japan Godo Kaisha
NeoPhotonics Corporation Limited (HK), Representative Member
/s/ Lucas Oliver-Frost
Executive Officer
(Company seal)

Attachment 1

Restoration Standards

The standards for the restoration to be conducted by the lessee upon expiration of the contract period under the lease agreement or termination due to cancellation of the contract shall be as set forth below.

1.	Restoration Area

The area to be restored to the original status shall be the entire leased area (area for which the lease agreement has been entered into).

2.	Fixtures and Facilities Installed by Lessee

All the fixtures and facilities installed by the lessee and all the fixtures and facilities installed by the lessor at the request of the lessee shall be removed and the leased room shall be restored to the status as at the commencement of the lease agreement.

Any defect and changes to the current status arising from the installation of fixtures and facilities shall also be restored to the original status.

3.	Description of Restoration of Each Part of Room

Restoration of each part of the room shall be as set forth below.

(1)	Floor

(i)	Tile carpets shall be replaced entirely.

(2)	Wall

(i)	Painted area shall be repainted entirely and the wallpaper shall also be replaced entirely.

(ii)	Baseboard shall be replaced entirely.

(iii)	Restoration of all the other parts shall be decided upon discussion between the lessor and the lessee.

(3)	Ceiling

(i)	Ceiling shall generally be repainted entirely, however, if the ceiling has been processed for moving or adding partition, air-conditioning equipment or illumination, the relevant part shall be re-covered.

(4)	Lighting Equipment

(i)	Lighting equipment shall be restored by cleaning.

(ii)	Lamp bulbs shall all be replaced.

(iii)	Additionally installed equipment shall be removed.

(5)	Air-conditioning equipment

Air outlet and suction port of air-conditioning equipment shall be restored by cleaning.

Air-conditioning equipment moved or added, if any, shall be restored to the original status.

(6)	Fittings (doors and sashes)

(i)	Paint-finished steel or wooden fittings shall be repainted entirely.

(ii)	Non-painted aluminum or stainless fittings shall be restored by cleaning and, repaired or replaced, if there is any damage.

(iii)	If the key is lost or cylinder is damaged, the relevant fitting shall be replaced.

(iv)	Blind shall be restored by cleaning, or repaired or replaced with new one if there is any damage.

4.	Wiring for Telephone

All	the telephone wires from IDF to the leased room shall be removed.

End